JOHN HANCOCK TRUST
SUBADVISORY AGREEMENT
     AGREEMENT made this 14th day of December, 2007, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Marsico Capital Management, LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. APPOINTMENT OF SUBADVISER
     The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of, the Portfolio(s) specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.
2. SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST
a.	Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolio(s) in accordance with the Portfolio(s)’ registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolio(s), the Subadviser will:
i. obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio(s) or are under consideration for inclusion in the
Portfolio(s);
ii. formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust’s registration statement, as amended;
iii. take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;
iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and
v. provide assistance to the Adviser and the Trust’s Custodian regarding the fair value of securities held by the Portfolio(s) for which market quotations are not readily available.

b.	The Subadviser, at its expense, will furnish all necessary investment and management facilities, including personnel and equipment and salaries of personnel required for it to execute its subadvisory duties faithfully.

c.	The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and communicated to the Subadviser and described in the Trust’s registration statement as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions or more efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e.	The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment sub-adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the “Investment Company Act”) and Investment Advisers Act of 1940 (the “Investment Advisers Act”) and the rules thereunder.

g.	The Subadviser shall vote all proxies received in connection with securities held by the Portfolios in accordance with Subadviser’s proxy voting policy.

3. COMPENSATION OF SUBADVISER
     The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.
4. LIABILITY OF SUBADVISER
     Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors. Subadviser does not warrant that it will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.
5. REGULATION
     The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.
6. DURATION AND TERMINATION OF AGREEMENT
     This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.
     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.
7. PROVISION OF CERTAIN INFORMATION BY SUBADVISER
     The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:
a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, provided however, that although the Subadviser shall not have any responsibility for giving notice of any action on any claims that the Adviser or the Trust may be entitled to assert in securities class action lawsuits or other legal actions relating to any securities held in the Portfolio(s), the Subadviser will use its best efforts to forward any notice it receives regarding any such action promptly to the Adviser or the custodian of the Trust; and

c.	any change in actual control or management of the Subadviser or the portfolio manager of any Portfolio.
8. SERVICES TO OTHER CLIENTS
     The Adviser understands, and has advised the Trust’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for a Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

9. CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS
As required by Rule 17a-10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:
1. other subadvisers to a Portfolio
2. other subadvisers to a Trust portfolio
3. other subadvisers to a portfolio under common control with the Portfolio
10. AMENDMENTS TO THE AGREEMENT
     This Agreement may be amended by the parties only if such amendment is agreed to by both parties, is in writing, and is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.
11. ENTIRE AGREEMENT
     This Agreement contains the entire understanding and agreement of the parties.
12. HEADINGS
     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
13. NOTICES
     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.
14. SEVERABILITY
     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.
15. GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.
16. LIMITATION OF LIABILITY
     The Agreement and Declaration of Trust dated September 28, 1988, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “Manufacturers Investment Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.
17. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     The Subadviser agrees to treat the Portfolios’ holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings” to be communicated to the Subadviser, as such policy may be amended from time to time, and to seek to prohibit its employees from trading on any such confidential information. The Subadviser will similarly treat the Portfolios’ holdings as confidential information in accordance with its own policies and procedures, as provided to the Adviser. Subadviser will be permitted to make any disclosures of such holdings information as is necessary in the ordinary course of business for it to perform services under this Subadvisory Agreement (such as disclosure to broker-dealers or custodians) provided the Subadviser has reasonable assurances that such party will treat such portfolio holdings as confidential information.
18. COMPLIANCE
     Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of a regulatory examination that materially impacts the Subadviser as it relates to the Portfolio and documentation describing any material adverse findings resulting from any regulatory examination of the Subadviser or formal review of the Compliance Policies, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit reasonable testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC
by:	/s/Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

Marsico Capital Management, LLC
by:	/s/Christopher J. Marsico
Christopher J. Marsico
President

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of John Hancock Trust (the “Trust”) listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Between
		$750 million and	Excess Over
	First $750 million of	$1.5 billion of Aggregate	$1.5 billion of Aggregate
Portfolio	Aggregate Net Assets*	Net Assets*	Net Assets*
International Opportunities Trust

*	The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund or trust.
This Appendix A is deemed to amend the fee schedules for the other portfolios to the extent that it is inconsistent with such schedules.

Trust Portfolio(s)		Other Portfolio(s)
International Opportunities Trust	—	International Opportunities Fund, a series of John Hancock Funds II
The Subadviser Fee for each Portfolio shall be accrued for each calendar day by the Custodian, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily Subadviser Fee accruals shall be based in part on the applicable annual fee rate for the Portfolio/s (“Applicable Annual Fee Rate”), which may vary from day to day depending on the amount of Aggregate Net Assets. The Applicable Annual Fee Rate on a given day is a blended rate that is calculated by (i) multiplying each rate in the table above by the relevant portion of the Aggregate Net Assets; (ii) adding together the resulting amounts; and (iii) dividing the sum of those amounts by the Aggregate Net Assets. The daily fee accruals will be computed by the Custodian by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, the applicable Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month, from the beginning of such month to the date of termination, or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.